Exhibit 4.9

FIRST AMENDMENT TO INTERCREDITOR AGREEMENT

This FIRST AMENDMENT TO INTERCREDITOR AGREEMENT (this “Amendment”) is made and entered into as of May 22, 2013, by and among PNC BANK, NATIONAL ASSOCIATION, as administrative agent (in such capacity, with its successors and assigns, the “ABL Representative”) for the ABL Secured Parties (as defined in the Intercreditor Agreement), U.S. BANK NATIONAL ASSOCIATION, as collateral trustee pursuant to the Collateral Trust Agreement (as defined in the Intercreditor Agreement) (in such capacity, with its successors and assigns, the “Collateral Trust Representative”) for the Collateral Trust Secured Parties (as defined in the Intercreditor Agreement), and GOODMAN NETWORKS INCORPORATED, a Texas corporation, as grantor (the “Company”). All capitalized terms used but not otherwise defined herein shall have the meaning given to such terms in the Intercreditor Agreement (as defined below)

WHEREAS, the Company, the ABL Representative and the Collateral Trust Representative are parties to that certain Intercreditor Agreement, dated as of June 23, 2011 (as heretofore and hereafter amended, restated, adjusted, waived, renewed, extended, supplemented or otherwise modified from time to time, the “Intercreditor Agreement”);

WHEREAS, the Company, the ABL Representative, certain financial institutions and other entities are parties to that certain Amended and Restated Credit and Security Agreement dated as of June 23, 2011 (as heretofore and hereafter amended, restated, adjusted, waived, renewed, extended, supplemented or otherwise modified from time to time, the “Existing ABL Agreement”), pursuant to which such financial institutions and other entities have agreed to make loans and extend other financial accommodations to the Company and the other grantors from time to time party thereto;

WHEREAS, the Company and Wells Fargo Bank, National Association, as trustee, are parties to that certain Indenture dated as of June 23, 2011 (as amended, restated, adjusted, waived, renewed, extended, supplemented or otherwise modified from time to time, the “Existing Indenture”), pursuant to which Company has issued 12.125% Senior Secured Notes due 2018 in an initial aggregate principal amount of $225,000,000;

WHEREAS, this Amendment is authorized by Section 10.5 of the Intercreditor Agreement, Section 15.2(b) of the Existing ABL Agreement, and Section 9.02 of the Existing Indenture.

NOW THEREFORE, in consideration of the foregoing and the mutual covenants herein contained and other good and valuable consideration, the existence and sufficiency of which is expressly recognized by all of the parties hereto, the parties agree as follows:

SECTION 1. AMENDMENTS TO INTERCREDITOR AGREEMENT.

1.01. The definition of “Collateral Trust Principal Debt Cap” set forth in Section 1.2 of the Intercreditor Agreement is hereby amended in its entirety to read as follows:

“Collateral Trust Principal Debt Cap” means the sum of (i) the Parity Lien Principal Debt Cap (as defined in the Existing Indenture) plus (ii) the aggregate principal amount of all Qualified Acquisition Indebtedness (as defined in the Existing Indenture) from time to time outstanding.”

1.02. Section 1.2 of the Intercreditor Agreement is hereby amended by inserting the following new defined term in proper alphabetical order thereto:

““First Amendment” means that certain First Amendment to Intercreditor Agreement, dated as of May 20, 2013, among the ABL Representative, the Collateral Trust Representative and the Company.”

1.03. The Intercreditor Agreement is hereby amended by amending and restating each reference therein to “(as in effect on the date hereof)” in its entirety to read as follows:

“(as in effect on the date of the First Amendment)”

1.04. The Intercreditor Agreement is hereby amended by amending and restating each reference therein to “(as defined in the Existing Indenture as in effect on the date hereof)” in its entirety to read as follows:

“(as defined in the Existing Indenture as in effect on the date of the First Amendment)”

SECTION 2. EFFECT OF INTERCREDITOR AGREEMENT.

2.01. The Intercreditor Agreement, as amended hereby, shall be and remain in full force and effect in accordance with its terms and hereby is ratified and confirmed in all respects. The execution, delivery, and performance of this Amendment shall not operate, except as expressly set forth herein, as a modification or waiver of any right, power, or remedy of the ABL Representative or the Collateral Trust Representative under the Intercreditor Agreement or any other ABL Document or Collateral Trust Document. The modifications set forth herein are limited to the specifics hereof.

2.02. Upon and after the effectiveness of this Amendment, each reference in the Intercreditor Agreement to “this Agreement”, “hereunder”, “herein”, “hereof” or words of like import referring to the Intercreditor Agreement, and each reference in the other ABL Documents or Collateral Trust Documents. to “the Intercreditor Agreement”, “thereunder”, “therein”, “thereof” or words of like import referring to the Intercreditor Agreement, shall mean and be a reference to the Intercreditor Agreement as modified and amended hereby.

2.03. To the extent that any terms and conditions in any of the ABL Documents or Collateral Trust Documents shall contradict or be in conflict with any terms or conditions of the Intercreditor Agreement, after giving effect to this Amendment, such terms and conditions are hereby deemed modified or amended accordingly to reflect the terms and conditions of the Intercreditor Agreement as modified or amended hereby.

2.04. This Amendment is an ABL Document and Collateral Trust Document.

SECTION 3. GOVERNING LAW. THIS AMENDMENT SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAW OF THE STATE OF NEW YORK, EXCEPT AS OTHERWISE REQUIRED BY MANDATORY PROVISIONS OF LAW AND EXCEPT TO THE EXTENT THAT REMEDIES PROVIDED BY THE LAWS OF ANY JURISDICTION OTHER THAN THE STATE OF NEW YORK ARE GOVERNED BY THE LAWS OF SUCH JURISDICTION.

SECTION 4. REPRESENTATIONS AND WARRANTIES OF SIGNATORIES. ABL Representative and Collateral Trust Representative each represents and warrants to the other that it has been authorized by the ABL Secured Parties or the Collateral Trust Secured Parties, as applicable, under the ABL Documents or the Collateral Trust Documents, as applicable, to enter into this Amendment and that each of the agreements, covenants, waivers, and other provisions hereof is valid, binding, and enforceable against the ABL Secured Parties or the Collateral Trust Secured Parties, as applicable, as fully as if each such Person had duly executed this Amendment.

SECTION 5. ENTIRE AGREEMENT. This Amendment embodies the entire understanding and agreement between the parties hereto with respect to the subject matter hereof and supersedes any and all prior or contemporaneous agreements or understandings with respect to the subject matter hereof, whether express or implied, oral or written.

[Remainder of Page Intentionally Blank;

Signature pages follow.]

IN WITNESS WHEREOF, the parties below have caused this First Amendment to Intercreditor Agreement to be duly executed as the date first written above.

PNC BANK, NATIONAL ASSOCIATION, as ABL Representative for and on behalf of the ABL Secured Parties

By:	/s/ Timothy S. Culver
Name: Timothy S. Culver
Title: Vice President

U.S. BANK NATIONAL ASSOCIATION, as Collateral Trust Representative for and on behalf of the Collateral Trust Secured Parties

By:	/s/ Steven Finklea
Name: Steven Finklea
Title: Vice President

GOODMAN NETWORKS INCORPORATED

By:	/s/ Ron Hill
Name: Ron Hill
Title: Chief Executive Officer

Signature Page to

First Amendment to Intercreditor Agreement